EXHIBIT 99



            SHAWMUT
            NATIONAL
            CORPORATION


                              FOR IMMEDIATE RELEASE

            Brent S. Di Giorgio                                Vin Loporchio
            (203) 986-7632                                    (617) 292-3239


                     SHAWMUT PURCHASES THE GUARDIAN BANK, FSB
                              IN BOCA RATON, FLORIDA



            HARTFORD, Conn. and BOSTON, Mass., July 18, 1994 -- Shawmut National Corporation today announced that the Resolution Trust Corporation has accepted its bid, through its newly formed subsidiary Shawmut Bank, FSB, to purchase The Guardian Bank, FSB, of Boca Raton, Florida, for $3.8 million. Shawmut purchased all $25 million in deposits. Loans were not part of this transaction. The Resolution Trust Corporation was a receiver for Guardian Bank, FSB. With branches in Delray Beach and Boca Raton, the bank, at the close of business, Friday, July 15, became Shawmut Bank, FSB, and reopened Monday, July 18, under that name.

            With assets of $31.3 billion, Shawmut National Corporation is a superregional bank holding company with a franchise of over 300 branches and nearly 500 ATMs in four New England states: Connecticut, Massachusetts, New Hampshire, and Rhode Island. It is a leading provider of financial services to consumers and small- to medium-sized businesses. Shawmut is also a leading provider of financial services to corporate customers, corespondent banks, and government units throughout New England and in select national markets.



                                       -5-

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